UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ATMEL CORPORATION

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2010
2:00 p.m.

Dear Atmel Stockholders:

Our Annual Meeting of Stockholders will be held on Wednesday, May 19, 2010 at 2:00 p.m., local time, at our offices located at 2325 Orchard Parkway, San Jose, California 95131, for the following purposes:

1. To elect the seven (7) directors listed in the accompanying Proxy Statement to serve for the ensuing year and until their successors are elected;

2. To approve the Atmel Corporation 2010 Employee Stock Purchase Plan and the reservation of 25,000,000 shares of common stock for issuance thereunder;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

This year we are taking advantage of a relatively new Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 7, 2010. Only stockholders of record at the close of business on March 29, 2010 may vote at the annual meeting and any postponements or adjournments of the meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible by using the Internet, as instructed on the Notice. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. Any stockholder attending the annual meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. For further details, please see the section entitled “Voting” on page two of the accompanying Proxy Statement.

FOR THE BOARD OF DIRECTORS

Steven Laub
President and Chief Executive Officer

San Jose, California
April 7, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 19, 2010:

The proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/049513.

ATMEL CORPORATION

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are furnished to holders of the common stock of Atmel Corporation (“Atmel” or the “Company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the Annual Meeting of Stockholders to be held on Wednesday, May 19, 2010, at 2:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at our offices located at 2325 Orchard Parkway, San Jose, California 95131. Our telephone number at this location is (408) 441-0311. Our internet address is www.atmel.com. The information posted on our website is not incorporated into this Proxy Statement.

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 were first furnished on or about April 7, 2010 to all stockholders entitled to vote at the meeting.

Notice of Internet Availability of Proxy Materials

In accordance with the “notice and access” rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2009 (collectively, the “Proxy Materials”) to stockholders entitled to vote at the annual meeting, we are furnishing the Proxy Materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the Proxy Materials, please follow the instructions for requesting such materials included in the Notice.

Record Date and Voting Securities

Only holders of record of our common stock at the close of business on March 29, 2010 (the “Record Date”) are entitled to notice of and to vote at the annual meeting and any adjournment thereof. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for the vote of stockholders. At the Record Date, 459,317,122 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding. For information regarding security ownership by our executive officers and directors and by the beneficial owners of more than 5% of our common stock, see “Security Ownership” below.

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence of the holders of a majority of the shares of common stock entitled to vote generally at the annual meeting is necessary to constitute a quorum at the annual meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the annual meeting or (2) have properly submitted a proxy card or voted by telephone or over the Internet. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast, which pursuant to our bylaws means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast for a director’s election shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. The affirmative vote of a majority of the votes duly cast is required to approve the Atmel Corporation 2010 Employee Stock Purchase Plan as described in Proposal Two below. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of our independent registered public accounting firm as described in Proposal Three below.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting. Pursuant to our bylaws, abstentions are not considered to be “votes cast” for the election of directors listed in Proposal One and will not affect the outcome of the election of directors. With respect to Proposals Two and Three, abstentions are deemed to be “votes cast” and, therefore, have the same effect as a vote against Proposals Two and Three. Broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote your shares:

•	“FOR” the nominees listed in Proposal One below;

•	“FOR” the Atmel Corporation 2010 Employee Stock Purchase Plan and the reservation of 25,000,000 shares of common stock for issuance thereunder; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Atmel’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Voting

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the annual meeting.

Stockholders of record — If your shares are registered directly in your name with Atmel’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice has been sent directly to you by Atmel. As a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice or the proxy card, or by requesting a proxy card by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the Notice and the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern time) on May 18, 2010. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the annual meeting. If you plan to attend the annual meeting, please bring proof of identification for entrance to the annual meeting. You may obtain directions to our corporate headquarters in order to attend the annual meeting at www.atmel.com/contacts/directions.asp, or by calling (408) 441-0311.

Beneficial owners — Many Atmel stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Changing Vote; Revocability of Proxies

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 2325 Orchard Parkway, San Jose, California 95131), prior to your shares being voted at the annual meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the annual meeting and voting in person.

Effect of Not Casting Your Vote

Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and in the approval of the Atmel Corporation 2010 Employee Stock Purchase Plan (Proposal Two). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in the relevant regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Atmel’s independent registered public accounting firm (Proposal Three).

Expenses of Solicitation

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Proxy Materials, the Notice, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, telegram, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services. We have engaged Innisfree M&A Incorporated to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services will not be material.

Stockholder Proposals to Be Presented at Next Annual Meeting

Requirements for stockholder proposals to be considered for inclusion in Atmel’s proxy materials.  Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our next annual meeting may do so by submitting such proposal in writing to our offices located at 2325 Orchard Parkway, San Jose, California 95131, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must be received no later than December 8, 2010, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder business or nominations to be brought before Atmel’s annual meetings.  Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations of persons for election to the Board and stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholder proposals, including the nomination of a person for election to the Board, may not be brought before the meeting unless, among other things: (1) the proposal contains certain information specified in the bylaws, and (2) the proposal is received by us not less than 120 days before the one year anniversary on which Atmel first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, which will be December 8, 2010 for the next annual meeting; provided, however, that in the event that we did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year’s meeting, then the deadline for receipt of notice by the stockholder is no later than the close of business on the later of: (1) 120 days prior to the meeting and (2) 10 days after public announcement of the meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to our Corporate Secretary at the address above.

Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in “Corporate Governance — Director Candidates.”

Delivery of Proxy Materials to Stockholders

If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice or Proxy Materials. Stockholders may request to receive a separate copy of the Notice or Proxy Materials, by writing to Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131, Attention: Corporate Secretary. Alternatively, stockholders who share an address and receive multiple copies of the Notice or Proxy Materials may request to receive a single copy by following the same instructions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of seven (7) directors is to be elected at the meeting, all of whom have been recommended for nomination by the members of the Corporate Governance and Nominating Committee of the Board. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast, which pursuant to our bylaws means that the number of shares voted “for” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast for a director’s election include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below, all of whom are presently our directors. There are no family relationships among any of our director nominees or executive officers.

In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any additional nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the nominees listed below.

Information About Nominees

Information about each nominee as of March 29, 2010 is set forth in the table below:

			Director
Name of Nominee	Age	Positions With Atmel	Since

Steven Laub	51	President and Chief Executive Officer, Atmel Corporation, and Director	2006
Tsung-Ching Wu	59	Executive Vice President, Office of the President, Atmel Corporation, and Director	1985
David Sugishita	62	Director and Non-executive Chairman of the Board	2004
Papken Der Torossian	71	Director	2007
Jack L. Saltich	66	Director	2007
Charles Carinalli	61	Director	2008
Dr. Edward Ross	68	Director	2008

Steven Laub has served as President and Chief Executive Officer of Atmel since August 2006 and as a director of Atmel since February 2006. From 2005 to August 2006, Mr. Laub was a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From November 2004 to January 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the board of directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (B.A.) and a degree from Harvard Law School (J.D.).

As our President, Chief Executive Officer and a member of our Board, Mr. Laub draws upon over two decades of experience in an array of executive management roles within the semiconductor industry. In addition to his semiconductor industry experience, Mr. Laub brings to the Board the critical expertise gained over an accomplished career focusing on executive management, corporate and business unit strategy, operational expertise, mergers and acquisitions, and a background in law.

Tsung-Ching Wu has served as a director of Atmel since 1985 and as Executive Vice President, Office of the President since 2001. Mr. Wu served as Executive Vice President and General Manager of Atmel from January 1996 to January 2001 and as Vice President, Technology from January 1986 to January 1996. Mr. Wu holds degrees in electrical engineering from the National Taiwan University (B.S.), the State University of New York at Stony Brook (M.S.) and the University of Pennsylvania (Ph.D.).

Mr. Wu, our co-founder and longest serving Board member, brings to our Board an extensive background spanning nearly thirty years in the semiconductor industry and a deep knowledge and understanding of Atmel’s business, operations and employees. Mr. Wu has served as a member of our Board since 1985 and a member of our executive management team since 1986.

David Sugishita has served as the Non-executive Chairman of the Board since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of both the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Sugishita also serves as a director and Chairman of the Audit Committee for Ditech Networks, Inc. Mr. Sugishita previously served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009. Since 2000, Mr. Sugishita has taken various short-term assignments including EVP of Special Projects at Peregrine Systems from December 2003 to July 2004 and EVP/CFO at SONICblue, Inc. from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions at Synopsys (SVP/CFO) from 1997 to 2000; Actel (SVP/CFO) from 1995 to 1997; Micro Component Technology (SVP/CFO) from 1994 to 1995; Applied Materials (VP/Corporate Controller) from 1991 to 1994; and National Semiconductor (VP/Finance) from 1978 to 1991. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and Santa Clara University (M.B.A.).

Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of high technology public companies, specifically in the semiconductor industry. As our second longest serving Board member, he has a high degree of familiarity with Atmel’s business. Through his extensive executive management and board service experience, Mr. Sugishita has developed the leadership, business judgment and consensus-building skills necessary to effectively lead our Board as Non-executive Chairman. His strong expertise and background in accounting and financial management, years of service on the audit committee of Ditech and a track record as an accomplished financial executive have provided him with the financial acumen and skills necessary to serve as Chairman of our Audit Committee.

Papken Der Torossian has served as a director of Atmel since July 2007. He has been the Managing Director of Crest Enterprise LLC since September 1997. He also served as the Chairman of Vistec Semiconductor Systems, Inc. from September 2005 until October 2008 and as Chairman of the Board of Therma Wave, Inc. from March 2003 until May 2007, when the company was sold to KLA-Tencor Corporation. From 1984 to May 2001, Mr. Der Torossian was Chairman of the Board and Chief Executive Officer of Silicon Valley Group (SVGI), which was acquired by ASML Holding N.V. Earlier, he was credited for turning around several companies and operations, including as President of ECS Microsystems and President of the Santa Cruz Division of Plantronics, Inc. Prior to that, Mr. Der Torossian spent four years at Spectra-Physics and twelve years with Hewlett-Packard Company in a number of management positions. Mr. Der Torossian currently serves as a director of ParkerVision, Inc. Mr. Der Torossian was formerly on the board of directors of the Silicon Valley Manufacturing Group (SVMG) and on the board of the Semiconductor Industry Supplier Association (SISA). He was also Chairman of the Semiconductor Equipment and Materials International Environmental, Health & Safety Committee (SEMI EHS), and has served as Chairman of Semi/Sematech. He also serves as a director for several privately held companies. Mr. Der Torossian holds a B.S.M.E. degree from MIT and an M.S.M.E. degree from Stanford University.

With over two decades of experience in engineering, and demonstrated accomplishments as the Chief Executive Officer and Chairman of several high technology public and private companies, Mr. Der Torossian is intimately familiar with the operation and management of a global industrial company. Mr. Der Torossian’s service on industry organizations and educational background provide him with a firm understanding of Atmel’s technology and business. Mr. Der Torossian also brings to the Board demonstrated consensus-building experience in the fields of international trade and organized labor.

Jack L. Saltich has served as a director of Atmel since July 2007. He has been the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company, since January 2006. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as Vice President of Advanced Micro Devices, Inc., where his last position was General Manager of AMD’s European Center in Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich currently serves as a member of the boards of directors of Leadis Technology, Inc., Immersion Corporation and Ramtron International Corporation. Mr. Saltich also serves on the board of directors of Vitex Systems, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

With three decades of varied experience in the semiconductor industry, including research and development, manufacturing and operations experience, Mr. Saltich brings a deep understanding of our business and valuable operational and strategic expertise to our Board. Mr. Saltich’s management positions with AMD have provided him with critical insights into the operational requirements of a global company. His extensive service on the compensation committees of boards of directors of several public companies has provided Mr. Saltich with the strong background in executive compensation necessary to serve as Chairman of our Compensation Committee.

Charles Carinalli has served as a director of Atmel since February 2008. He has been a Principal of Carinalli Ventures since January 2002. From July 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan Corporation, a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor Corporation, a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli currently serves on the boards of directors of Extreme Networks, Inc. and Fairchild Semiconductor International, Inc. Mr. Carinalli also serves as a director of a privately held company. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

Mr. Carinalli brings to our Board over three decades of experience in the semiconductor industry in management and operational roles at large semiconductor companies and several emerging private companies. In addition to his industry experience, Mr. Carinalli brings to our Board significant investment experience and a demonstrated track record of converting ideas into successful business ventures.

Dr. Edward Ross has served as a director of Atmel since April 2008. He is currently retired, having previously served as President (2000 through December 2004) and President Emeritus (January 2005 through December 2005) of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese semiconductor manufacturer. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross currently serves on the board of directors of Volterra Semiconductor Corporation. Dr. Ross previously served on the board of directors of RAE Systems Inc. from 2001 to 2006 and California Micro Devices Corporation (most recently as non-executive chairman of the board) from 2002 until its acquisition by ON Semiconductor Corporation in January 2010. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.

Dr. Ross brings to our Board an extensive career in the semiconductor industry as an executive officer and director of global public and emerging private companies. His educational and executive backgrounds provide functional insight into our business and technologies.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board.

PROPOSAL TWO

APPROVAL OF THE ATMEL CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve a new 2010 Employee Stock Purchase Plan (the “ESPP”). The Board has adopted the ESPP, subject to stockholder approval at the annual meeting. Our current 1991 Employee Stock Purchase Plan, as amended and restated on August 14, 2008 (the “Existing ESPP”) will expire on March 2, 2011. If the stockholders approve the ESPP, it would replace the Existing ESPP as of the date determined by the Board, and no further offerings would then be granted under the Existing ESPP. The Board has determined that it is in the best interests of Atmel and its stockholders to have an employee stock purchase plan and is asking Atmel’s stockholders to approve the ESPP.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation. The summary is qualified in its entirety by reference to the ESPP as set forth in Appendix A.

General

The ESPP was adopted by the Board in March 2010, subject to approval by our stockholders at the annual meeting. The purpose of the ESPP is to provide a means by which employees of Atmel and its designated subsidiaries may be given an opportunity to purchase Atmel common stock.

Shares Available for Issuance

If our stockholders approve this proposal, a total of 25,000,000 shares will be reserved for issuance under the ESPP.

Administration

The ESPP will be administered by the Board or a committee of the Board (in either case, the “Administrator”). The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to designate separate offerings under the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such rules and procedures it deems necessary or appropriate for the orderly administration of the ESPP. Subject to the provisions of the ESPP, every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Unless the Administrator provides otherwise (consistent with the terms of the ESPP and Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)), employees of Atmel and its designated subsidiaries will be eligible to participate in the ESPP. However, an employee will not be eligible to participate in the ESPP to the extent that, (i) immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of Atmel’s capital stock or the capital stock of any Atmel parent or subsidiary, or (ii) his or her rights to purchase stock under all of Atmel’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such rights are outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder. Subject to the limits in the previous sentence, the maximum aggregate number of shares available that a participant may purchase during an offering period is 15,000 shares (or such other limit as the Administrator may determine).

Offerings

The ESPP is implemented by offerings of rights to eligible employees. Each offering will be in such form and will contain such terms and conditions as the Administrator will deem appropriate, which will comply with Code Section 423(b) and all employees granted rights under an offering will have the same rights and privileges. The provisions of separate offerings need not be identical. The ESPP generally has a series of 6-month offering periods, with each offering period commencing generally on February 15 and August 15 of each year. The first day of an offering period is referred to as the “enrollment date.”

An eligible employee may become a participant in the ESPP by delivering a subscription agreement to Atmel’s stock administration office (or its designee), on or before a date determined by the Administrator prior to the enrollment date or by following an electronic or other enrollment procedure determined by the Administrator. A subscription agreement will authorize participant contributions, generally in the form of payroll deductions unless otherwise determined by the Administrator, which may not exceed 10% and not be less than 2% of a participant’s compensation (as defined in the ESPP) during the offering, unless the Administrator determines a different percentage may be elected. Generally during an offering, a participant may change the rate of his or her participation level, except that the Administrator may limit the nature and/or number of rate changes that a participant can make during an offering period.

On the enrollment date, each participant is granted a right to purchase shares. An offering includes purchase periods of approximately 6 months in duration. The right expires at the end of the offering, or potentially earlier in connection with an employee’s termination (described below), but is exercised on generally the last day on which

Atmel’s common stock is actively traded during the purchase period (the “exercise date”). The Administrator may change the duration of offering and purchase periods under the ESPP but in no event may any such period exceed 27 months.

Purchase Price

Unless and until the Administrator determines otherwise, the purchase price for shares is 85% of the closing price of a share of Atmel common stock on the enrollment date or on the exercise date, whichever is lower.

Payment of Purchase Price; Contributions

On each exercise date, each participant’s accumulated payroll deductions (or other contributions) will be applied to the purchase of whole shares of Atmel common stock, up to the maximum number of shares permitted under the ESPP and a given purchase period. Currently, a participant may make contributions under the ESPP only by payroll deductions, unless the Administrator, in its sole discretion, permits participants to contribute amounts through cash, check or other specified means set forth in the subscription agreement prior to each exercise date.

Withdrawal

Generally, a participant may withdraw from an offering by delivering a withdrawal notice in such form or manner as Atmel provides. The participant will receive his or her accumulated contributions from the offering promptly after the effective date of his or her withdrawal. Once a participant withdraws from a particular offering, the participant must re-enroll in the ESPP in order to participate in future offerings under the ESPP.

Termination of Employment

Rights granted under the ESPP terminate immediately upon cessation of a participant’s employment with Atmel and any designated subsidiary of Atmel for any reason. Once a participant’s employment is terminated, Atmel will distribute to such terminated employee all of his or her accumulated contributions under the offering generally without interest.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Merger or Change in Control

Changes in Capitalization.  In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of Atmel, or other change in the corporate structure of Atmel affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, then the Administrator will adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP that has not yet been exercised, and the maximum number of shares available for issuance under the ESPP.

Dissolution or Liquidation.  In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date and will terminate immediately prior to the completion of the dissolution or liquidation, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing or electronically prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering.

Merger or Change in Control.  In the event of a merger or Change in Control (as defined in the ESPP), then the surviving corporation or its parent or subsidiary may assume outstanding rights under the ESPP or substitute similar rights. If no surviving corporation assumes outstanding rights or substitutes similar rights, the Administrator will shorten the offering with respect to which such right relates by setting a new exercise date on which such offering will end. The new exercise date will be prior to the transaction. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing or electronically prior to the date of the merger or Change in Control, that the exercise date has been changed to the new exercise date and that the right will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering.

Amendment and Termination of the ESPP

The Administrator may, at any time and for any reason, amend, suspend or terminate the ESPP or any part of the ESPP. If the ESPP is terminated, the Administrator may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next exercise date (which may be sooner than originally scheduled, if determined by the Administrator), or may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustments described above). If an offering period is terminated prior to expiration, all amounts credited to a participant’s account that were not used to purchase shares will be returned to the participant (without interest) as soon as administratively practicable. Without stockholder consent and without limiting the foregoing, the Administrator is entitled to change the offering periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in Atmel’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant correspond with contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the ESPP. If the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence.

Participation in Plan Benefits

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions or other contributions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. No purchases have been made under the ESPP since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares that were purchased during the last fiscal year under the Existing ESPP, and (ii) the weighted average price per share paid for such shares.

	Number of Shares	Weighted Average Per
Name of Individual or Group	Purchased	Share Purchase Price ($)

Steven Laub,	5,952	3.15
President and Chief Executive Officer
Stephen Cumming,	—	—
Vice President, Finance and Chief Financial Officer
Walt Lifsey,	—	—
Executive Vice President, Operations
Tsung-Ching Wu,	3,179	3.08
Executive Vice President, Office of the President
Rod Erin,	7,868	3.11
Vice President, RFA & Non-Volatile Memory Segments
All executive officers, as a group	25,421	3.11
All directors who are not executive officers, as a group	—	—
All employees who are not executive officers, as a group	2,113,221	3.08

Certain U.S. Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Atmel with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the enrollment date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. Atmel generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the approval of the Atmel Corporation 2010 Employee Stock Purchase Plan.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 1985.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have an opportunity to make a statement if so desired. The representative is also expected to be available to respond to appropriate questions from the stockholders.

Ratification of Appointment of PricewaterhouseCoopers LLP

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Atmel’s independent registered public accounting firm is not required by Atmel’s bylaws or other applicable legal requirements. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Atmel and its stockholders.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Atmel’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees of PricewaterhouseCoopers LLP Incurred by Atmel

The following table sets forth the fees billed for services rendered by PricewaterhouseCoopers LLP for each of our last two fiscal years.

	2009	2008

Audit fees(1)	$4,146,000	$4,558,000
Audit-related fees(2)	—	16,000
Tax fees(3)	249,000	108,000
All other fees	—	—

Total	$4,395,000	$4,682,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and of our internal control over financial reporting and the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	The Audit-related fees for the year ended December 31, 2008 were for services related to consultations concerning international financial accounting.

(3)	Tax fees consisted of fees for international tax planning and other tax compliance services.

Audit Committee Pre-Approval Policy

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

CORPORATE GOVERNANCE

Atmel’s current corporate governance practices and policies are designed to promote stockholder value, and Atmel is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our web site at www.atmel.com/ir/governance.asp.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles, which set forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Corporate Governance Principles state that currently different individuals fill the roles of Chairman and Chief Executive Officer. Our Corporate Governance Principles also currently require directors to offer to resign upon a material change in their employment, subject to the Board’s acceptance; and limit the number of public company boards on which our directors may serve. Our Board first adopted these Corporate Governance Principles in March 2007 and has refined them from time to time. You can access our Corporate Governance Principles on our web site at www.atmel.com/ir/governance.asp.

Code of Ethics/Standards of Business Conduct

It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in our Standards of Business Conduct, which is applicable to all of our directors, officers and employees, and which complies with the SEC’s requirements and with listing standards of the NASDAQ Stock Market LLC (“Nasdaq”).

Our Standards of Business Conduct are designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations and to deter wrongdoing. Our Standards of Business Conduct are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. Our Standards of Business Conduct can be accessed on our web site at www.atmel.com/ir/governance.asp. We intend to disclose amendments to certain provisions of our Standards of Business Conduct, or waivers of such provisions granted to directors and executive officers, on our web site in accordance with applicable SEC and Nasdaq requirements.

Independence of Directors

The Board has determined that each of the following directors, constituting a majority of the Board, is “independent” within the meaning of the Nasdaq listing standards:

David Sugishita
Papken Der Torossian
Jack L. Saltich
Charles Carinalli
Dr. Edward Ross

Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

Our Corporate Governance Principles provide that the Board shall fill the Chairman of the Board and Chief Executive Officer positions in accordance with the best interests of the Company. Atmel currently separates the positions of Chief Executive Officer and Chairman of the Board. Since August 2006, Mr. Sugishita, one of our independent directors, has served as our Non-executive Chairman of the Board. Our Corporate Governance Principles also provide that in the event that the Chairman of the Board is not an independent director, the Board should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; presiding at executive sessions; facilitating and conducting, with the Corporate Governance and Nominating Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer and other executive officers in the context of the annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board has three standing committees, each chairman and each member of which is an independent director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairmen are an important aspect of our Board leadership structure.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks Atmel faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Atmel. The Board regularly receives updates from management and outside advisors regarding certain risks the Company faces, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Corporate Governance and Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Board Meetings and Committees

All directors are expected to attend each meeting of the Board and the committees on which he serves. All directors are also encouraged, but not required, to attend our Annual Meeting of Stockholders. Each director attended the 2009 Annual Meeting of Stockholders. During the fiscal year ended December 31, 2009, the Board held 12 meetings.

The Board has the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served during the past fiscal year (held during the periods that he served).

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Messrs. Sugishita (Chairman), Carinalli and Saltich. The Board has determined that (1) each of the current members of the Audit Committee is “independent” within the meaning of the Nasdaq listing standards and within the meaning of the rules of the Exchange Act and (2) Mr. Sugishita meets the requirements of an audit committee financial expert in accordance with SEC rules. The Audit Committee held 13 meetings during 2009 at which, among other things, the Committee discussed Atmel’s financial results and regulatory developments and Atmel’s response to such regulatory developments with Atmel’s independent registered public accounting firm.

The duties of the Audit Committee are to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of Atmel’s independent registered public accounting firm, the organization and performance of Atmel’s internal audit function, and Atmel’s internal accounting and financial reporting controls. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement, reviews the reports of Atmel’s management, internal audit and independent registered public accounting firm concerning Atmel’s internal accounting and financial controls, appoints, determines the compensation of and oversees the work of Atmel’s independent registered public accounting firm, and reviews and approves the scope of the annual audit. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all of Atmel’s books, records, facilities and personnel and the power to retain outside legal, accounting or other advisors for this purpose. The Audit Committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace Atmel’s independent registered public accounting firm. The charter of the Audit Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

See “Report of the Audit Committee” below for more information regarding the functions of the Audit Committee.

Compensation Committee

We have a separately-designated standing Compensation Committee. The Compensation Committee currently consists of Messrs. Saltich (Chairman), Carinalli, Der Torossian and Sugishita. Our Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee reviews and approves Atmel’s executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our equity compensation plans. See “Executive Compensation — Compensation Discussion and Analysis” below for a description of Atmel’s processes and procedures for the consideration and determination of executive compensation. The Compensation Committee held 9 meetings during 2009. The charter of the Compensation Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

The Compensation Committee Report is included below in “Executive Compensation.”

Corporate Governance and Nominating Committee

We have a separately-designated standing Corporate Governance and Nominating Committee that currently consists of Messrs. Sugishita (Chairman) and Der Torossian and Dr. Ross. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee reviews Atmel’s principles of corporate governance and recommends changes to the Board as necessary. The Committee also reviews governance-related stockholder proposals and makes recommendations to the Board for action on such proposals. For additional information see “Director Candidates” below. The Corporate Governance and Nominating Committee makes recommendations to the Board regarding the composition and size of the Board. The Committee also establishes procedures for the submission of candidates for election to the Board, establishes procedures for identifying and evaluating candidates for director and determines the relevant criteria for Board membership. The Corporate Governance and Nominating Committee held 4 meetings during 2009. The charter of the Corporate Governance and Nominating Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the following directors were members of Atmel’s Compensation Committee: Messrs. Saltich, Carinalli, Der Torossian and Sugishita. No interlocking relationships exist between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee was a present or former officer or employee of Atmel or its subsidiaries, other than Mr. Sugishita who since August 2006 has served as Non-executive Chairman of the Board. Mr. Sugishita is a non-employee director of Atmel.

Director Candidates

Atmel’s bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the Board. Please refer to Section 2.2(c) of our bylaws for a description of the process for nominating directors. It is the Corporate Governance and Nominating Committee’s policy to consider properly submitted stockholder recommendations (as opposed to a formal nomination) for candidates for membership on the Board. A stockholder may submit a recommendation for a candidate for membership on the Board by submitting in writing the name and background of such candidate to the Atmel Corporate Governance and Nominating Committee, c/o Corporate Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. The Corporate Governance and Nominating Committee

will consider a recommendation only if (1) appropriate biographical and background information on the candidate is provided, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate’s name and biographical information, and (3) the recommending stockholder has consented in writing to public disclosure of such stockholder’s name. Required biographical and background information include: (A) the name, age, business address and residence of such person, (B) the principal occupation and employment of such person, and (C) biographical information on the recommended candidate that the recommending stockholder believes supports such candidacy (keeping in mind the criteria discussed below that the Corporate Governance and Nominating Committee considers when making recommendations for nomination to the Board).

The Corporate Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Committee through professional search firms, stockholders or other persons. The process by which candidates for nomination to the Board are evaluated includes review of biographical information and background material on potential candidates by Committee members, meetings of Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Committee. Candidates recommended by stockholders (and properly submitted, as discussed above) are evaluated by the Corporate Governance and Nominating Committee using the same criteria as other candidates. Although the Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board, the Committee does review numerous criteria before recommending a candidate. Such criteria include, but are not limited to: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments.

The Corporate Governance and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Communications from Stockholders

Stockholders may communicate with the Board by submitting either an email to bod@atmel.com or written communication addressed to the Board (or specific board member) c/o Corporate Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. Email communications that are intended for a specific director should be sent to the email address above to the attention of the applicable director. The Chairman of the Corporate Governance and Nominating Committee will, with the assistance of our Corporate Secretary, (1) review all communications to the Board, (2) determine if such communications relate to substantive matters, (3) if such communications relate to substantive matters, provide copies (or summaries) of such communications to the other directors as he or she considers appropriate, and (4) if such communications do not relate to substantive matters, determine what action, if any, will be taken with such communications. Communications relating to personal grievances or matters as to which we receive repetitive and duplicative communications are unlikely to be deemed “substantive.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Atmel’s compensation program for its executive officers is generally intended to meet the following objectives: (i) attract, retain, motivate and reward superior executive talent that is key to the business success of the Company with competitive compensation; (ii) link total compensation with the achievement of Atmel’s strategic objectives (financial and non-financial) and individual performance goals; and (iii) align the interests and objectives of Atmel’s executives with the interests of our stockholders.

The Compensation Committee reviews Atmel’s compensation program for its executive officers on an annual basis. The Compensation Committee determines the compensation for all of Atmel’s executive officers and uses the above objectives to guide it in assessing the proper allocation among the following elements of compensation: base salary, incentive bonus, and equity compensation. Atmel also provides other benefits to its executive officers, as further described below.

The Compensation Committee does not target specific competitive levels of pay for individual executives; rather, in determining levels of compensation for individual executives, the Compensation Committee takes into consideration a number of factors, including the following:

•	individual executive performance, experience, and qualifications;

•	Atmel’s performance against financial goals, including profitability and revenue;

•	the scope of the executive’s role;

•	competitive pay practices and prevailing market conditions;

•	internal pay consistency; and

•	retention incentives.

For purposes of the above, individual performance for all executive officers (other than the Company’s Chief Executive Officer) is subjectively assessed by the Chief Executive Officer who then makes recommendations to the Compensation Committee. The Compensation Committee solely assesses the individual performance of the Chief Executive Officer. In addition, the executive bonus plan (as further described below) also includes an assessment of individual performance objectives. None of the factors above is determinative for setting compensation levels, and the impact of each individual factor is not quantifiable.

Throughout this Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Role of Compensation Committee

Atmel’s executive compensation program is overseen and administered by the Compensation Committee. The Compensation Committee currently consists of Messrs. Saltich (Chairman), Carinalli, Der Torossian, and Sugishita. Each of these individuals qualifies as (i) an “independent director” under the Nasdaq listing standards, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee reviews and approves our executive compensation objectives and programs; approves specific executive officer compensation decisions, such as salaries, target bonuses and actual bonuses; and administers our stock incentive plans. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to a subcommittee. The Compensation Committee has not delegated any of its authority with respect to any material component of the compensation of executive officers of Atmel. The Compensation Committee held 9 meetings during 2009. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.atmel.com/ir/governance.asp.

Role of Executive Officers in Compensation Decisions

The Compensation Committee, in consultation with its independent compensation consultant, meets with Atmel’s President and Chief Executive Officer and/or other executives to obtain recommendations with respect to Company compensation programs, practices, and packages for executive officers and certain other employees. Management makes recommendations to the Compensation Committee on base salaries, target and actual bonuses, and equity compensation for the executive team and other employees; however, individual executive officers do not propose or seek approval for their own compensation. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation.

Our Chief Executive Officer attends portions of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses our Chief Executive Officer’s compensation package with him, but deliberates and makes decisions with respect to his compensation without him present and in consultation with its independent compensation consultant. The Board has delegated authority to our Chief Executive Officer to grant options and restricted stock units to certain non-executive employees under specific circumstances, including prior review and approval from our vice president of human resources (or a delegate), subsequent review from our chief legal officer (or a delegate), and in certain circumstances subsequent approval from our Chairman of the Compensation Committee. Copies of approvals pursuant to this delegation of authority are periodically reviewed with the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so. Since 2006, the Compensation Committee has retained Compensia, Inc. (“Compensia”) to advise the Compensation Committee on executive compensation matters. In 2009, Compensia’s services included an analysis of the compensation practices of the Peer Companies (as defined below) and of broader technology company compensation practices as reflected in the Survey Data (as defined below), consulting with respect to salary, bonus and equity compensation of executive officers, consulting with respect to compensation-related terms of employment agreements of executive officers, consulting with respect to severance / change of control arrangements, and consulting with respect to market practice for option exchange programs. Compensia serves at the discretion of the Compensation Committee. In 2008 and 2009, Compensia also advised Atmel’s Corporate Governance and Nominating Committee with respect to the compensation of Atmel’s Board of Directors. Although Compensia worked with management in carrying out its duties for the Compensation Committee and the Corporate Governance and Nominating Committee, Compensia is engaged by and reports to the Compensation Committee.

In analyzing our executive compensation program for fiscal 2009, Compensia used data from a group of peer companies in the semiconductor industry (the “Core Peers”), other peer companies in the high-tech industry (the “Broad High-tech Peers,” and collectively with the Core Peers, the “Peer Companies”) and multiple data points from companies represented in executive compensation surveys (“Survey Data”). The Peer Companies were selected on the basis of their fiscal and business similarities to Atmel and were approved by the Compensation Committee. The Broad High-tech Peers were included in the analysis process to provide the Compensation Committee with a perspective on how technology companies outside of the semiconductor industry compensate their executives. The Survey Data was comprised primarily of San Francisco Bay Area technology companies with annual revenues between $1 billion and $3 billion. The Peer Companies were:

Core Peers:

•	Altera Corporation	•	Maxim Integrated Products, Inc.

•	Analog Devices, Inc.	•	Microchip Technology Incorporated

•	Broadcom Corporation	•	National Semiconductor Corporation

•	Cypress Semiconductor Corporation	•	NVIDIA Corporation

•	Fairchild Semiconductor International, Inc.	•	ON Semiconductor Corporation

•	International Rectifier Corporation	•	Spansion Inc.

•	Linear Technology Corporation	•	Vishay Intertechnology, Inc.

•	LSI Corporation (LSI Logic)	•	Xilinx, Inc.

•	Marvell Technology Group Ltd.

Broad High-tech Peers:

•	Autodesk, Inc.	•	Palm, Inc.

•	Cadence Design Systems, Inc.	•	Synopsys, Inc.

•	Juniper Networks, Inc.	•	Verisign, Inc.

Elements of Compensation

The three primary elements that comprise Atmel’s compensation program are: (i) base salary; (ii) incentive bonuses; and (iii) long-term incentives through equity awards. Each of these elements is considered a primary element of compensation because each is considered useful and necessary to meet one or more of the principal objectives of our compensation programs.

The following secondary elements supplement Atmel’s compensation program: (i) deferred compensation benefits; (ii) retirement benefits provided under a 401(k) plan or as typically provided in the country where our executive officers reside; and (iii) generally available benefit programs, such as life insurance, health care benefits and participation in our employee stock purchase plan, or ESPP. The above are considered secondary elements of Atmel’s compensation program because they typically comprise a relatively small percentage of the total compensation of our executive officers and are generally set at levels such that they would not constitute a strong factor in attracting or retaining our executive officers.

In addition, Atmel provides its executive officers with certain severance and other payments following a termination of employment, including in connection with a change of control, as discussed below.

The Compensation Committee reviews the primary elements of our executive compensation program on an annual basis and reviews the other elements from time to time to ensure that compensation levels remain competitive. In setting compensation levels for a particular executive, the Compensation Committee consults with independent advisors and takes into consideration the proposed compensation package as a whole and each element individually, as well as the factors listed above in “Overview of Compensation Program and Philosophy.”

Base Salary, Bonuses, and Equity Awards — Overview

Atmel makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to incentivize and reward the executives for achieving individual goals and the goals of Atmel. The Compensation Committee determines each executive officer’s target total annual cash compensation (salary and bonuses) on a yearly basis. The Compensation Committee also grants equity compensation to executive officers in order to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to achieve long-term stockholder value.

Base Salary

In fiscal 2009, no increases were made to the base salaries of Atmel’s named executive officers. In February 2009, the Compensation Committee, upon management’s recommendation, approved a temporary salary reduction for executive officers. As reflected in the column entitled “Temporarily Reduced Annualized Salary for 2009” of the below table, the salary of our Chief Executive Officer was reduced by ten percent (10%), and the salaries of our other executive officers were reduced by seven percent (7%). The temporary salary reduction was in effect from February 1, 2009 to December 31, 2009.

		Temporarily Reduced
	Base Salary	Annualized Salary
	for 2009	for 2009
Name and Title	($)	($)

Steven Laub	755,000	679,500
President and Chief Executive Officer
Stephen Cumming	345,000	320,850
Vice President, Finance and Chief Financial Officer
Walt Lifsey	500,000	465,000
Executive Vice President, Operations
Tsung-Ching Wu	509,200	473,556
Executive Vice President, Office of the President
Rod Erin	350,000	325,500
Vice President, RFA and Non-Volatile Memory Segments

Effective January 1, 2010, the base salaries of Atmel’s named executive officers returned to the levels in effect immediately prior to the implementation of the temporary salary reduction.

Incentive Bonuses

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. In consultation with Compensia, the Compensation Committee adopted an executive bonus plan for fiscal year 2009 (the “2009 Bonus Plan”). The 2009 Bonus Plan is a cash incentive program designed to motivate participants to achieve Atmel’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of Atmel’s executive officers were eligible to participate in the 2009 Bonus Plan. Target bonuses ranged from 50% to 125% of an executive’s base salary, and the amount of the bonus actually paid to an executive officer was based on the achievement of (i) certain Company performance objectives tied to Atmel’s annual revenue and non-GAAP operating profit percentage, (ii) certain individual performance objectives approved by the Compensation Committee, and (iii) for some executive officers, certain business unit objectives tied to the business unit’s annual revenue and non-GAAP operating profit percentage. Non-GAAP operating profit percentages exclude the effect of stock-based compensation expense, restructuring and asset impairment charges, acquisition related charges, certain legal and accounting expenses, and other items approved by the Compensation Committee. Under the 2009 Bonus Plan, actual individual bonuses paid could range from zero to 200% of an individual’s bonus target, depending upon the level of achievement of the various objectives described above. However, no bonuses were to be paid under the executive bonus plan if the Company did not achieve an annual non-GAAP operating profit (excluding the impact of items mentioned above in the paragraph).

For fiscal 2009, the Compensation Committee determined that it would be appropriate to choose different performance measures for different executives as follows:

•	For our Chief Executive Officer and other executive officers that were not business unit heads, the Compensation Committee chose two primary measures: (i) Atmel’s financial objectives, which consisted of Atmel’s revenue and non-GAAP operating profit percentage (weighted at 37.5% each); and (ii) individual performance objectives (weighted at 25%), which included strategic, restructuring, operational, human resources and teamwork oriented objectives (except for our Chief Executive Officer, for whom the objectives included investor objectives rather than teamwork oriented objectives).

•	For executive officers that were business unit heads, the Compensation Committee chose three primary measures: (i) Atmel’s financial objectives, which consisted of Atmel’s revenue and non-GAAP operating profit percentage (weighted at 12.5% each); (ii) the business unit’s financial objectives, which consisted of the business unit’s revenue and non-GAAP operating profit percentage (weighted, depending on the business unit, at 25.0% each or 33.3% for the business unit’s revenue and 16.7% for the business unit’s non-GAAP operating profit percentage); and (iii) individual performance objectives (weighted at 25%), which included strategic, restructuring, operational, human resources and teamwork oriented objectives.

Achievement of each such factor is measured independently, and a threshold for each factor must be met for any credit to be given to that factor. Awards are prorated between threshold and target performance and target and stretch performance.

Atmel’s target revenue and non-GAAP operating profit percentage objectives were set at levels that required the Company to achieve a performance level that represents the best level of performance achieved during a recessionary period since fiscal year 2002 specifically comparing 2009 to 2002 and 2005. Atmel’s non-GAAP operating profit percentage target was set excluding the effect of stock-based compensation expense, restructuring and asset impairment charges, acquisition related charges, and certain non-recurring legal and accounting expenses. The Compensation Committee retained discretion to modify the bonus that would otherwise be payable based on actual performance.

We issued our audited financial statements for fiscal year 2009 on March 1, 2010. In March 2010, the Compensation Committee reviewed the Company’s audited fiscal 2009 financial results and the individual performance of the executives. In consultation with Compensia and following review of the factors discussed above in “Overview of Compensation Program and Philosophy,” the Compensation Committee approved bonus awards for the Company’s executive officers that were less than the bonuses that would have been paid based solely upon Company and individual performance as measured against the performance measures specified in the 2009 Bonus Plan. The Committee felt that the bonuses awarded were appropriate given Company and individual performance as well as the economic environment in fiscal year 2009 and its effect on competitive pay practices and prevailing market conditions. Approved awards for the named executive officers are listed below:

Fiscal 2009
Bonus Awards
Name	($)

Steven Laub	790,391
Stephen Cumming	193,200
Walt Lifsey	328,125
Tsung-Ching Wu	310,294
Rod Erin	180,810

Long-Term Incentive Compensation

Atmel provides long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years, as well as performance shares, which are restricted stock units that vest upon the achievement of performance goals. Atmel’s equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to achieve long-term stockholder value. The equity compensation program also is designed to retain highly talented executives.

Equity-based incentives are granted to our executive officers under Atmel’s stockholder-approved 2005 Stock Plan. Pursuant to Atmel’s equity compensation granting policy, grants to executive officers are approved either during scheduled meetings or by unanimous written consent of the Compensation Committee effective upon the date the last signature is obtained. Options are priced (the “Pricing Date”) on the 15th of the month on or after the approval date, or the next trading day if the market is not open on the 15th of the month (for example, stock options approved between October 16 and November 15 would have a Pricing Date of November 15). Restricted stock units and performance share grants are generally effective on the 15th of the middle month of the calendar quarter in which the approval date occurs. All options have a per share exercise price equal to the closing price of Atmel’s common stock on the Pricing Date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Atmel common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Atmel’s stock following a grant may be attenuated.

Our Compensation Committee regularly monitors the environment in which Atmel operates and makes changes to our equity compensation program to help us meet our compensation objectives, including achieving long-term stockholder value. Atmel grants stock options and restricted stock units because they can be effective tools for meeting Atmel’s compensation goal of increasing long-term stockholder value by tying the value of executive officer rewards to Atmel’s future stock price performance. Employees are able to profit from stock options only if Atmel’s stock price increases in value over the stock option’s exercise price. Restricted stock units also provide significant incentives tied to stock price appreciation, as well as incentives for the executives to remain employed with Atmel. Atmel believes the combination of options and restricted stock units that were granted provide effective incentives to executives to achieve increases in the value of Atmel’s stock. Pursuant to our 2005 Stock Plan, each share subject to restricted stock, restricted stock units (including performance shares), and stock purchase rights granted on or after May 14, 2008 is counted as one and 78/100 (1.78) shares against the shares available for grant under the 2005 Stock Plan.

In fiscal 2008, our Compensation Committee approved the issuance of performance shares to our executive officers. The performance share awards provide for the grant of a maximum number of restricted stock units that will be paid out in shares of Atmel common stock if the applicable non-GAAP operating margin performance criteria have been met. The performance share awards provide that during the performance period beginning July 1, 2008, and ending December 31, 2012, a portion of the performance shares could have become eligible to vest for each quarterly performance period beginning on or after April 1, 2009 (provided, that, in the case of a new executive officer, the individual has been a service provider for at least four full quarterly performance periods). The number of performance shares in which the executive officer may vest for each such quarterly performance period will depend upon achievement with respect to the non-GAAP operating margin performance criteria. Non-GAAP operating margin figures exclude the effect of stock-based compensation expense, restructuring and asset impairment charges, acquisition related charges, and certain non-recurring legal and accounting expenses. The non-GAAP operating margin performance criteria are at levels that require significantly greater performance as compared to any period since fiscal year 2002 in order to vest 100%. However, if a “change of control” (as such term is defined in the performance share awards) occurs during the performance period, the performance period will be deemed to end immediately prior to the change of control and the vesting of the performance shares subject to the performance share awards will convert to a time-based vesting schedule. The number of performance shares in which the executive officer will be entitled to vest in accordance with the time-based vesting schedule will equal up to fifty percent (50%) of the maximum number of performance shares subject to the performance share award, or a lesser amount if the recipient had previously vested in more than fifty percent (50%) of such maximum number of performance shares. Generally, performance shares that have not vested by the time of an executive officer’s termination of service with Atmel will be forfeited. However, the performance share awards provide that in the event that the executive incurs a termination of service within three (3) months before or eighteen (18) months following a change of control either (i) by Atmel due to death, disability or for any reason other than for “cause” (as such term is defined in the performance share awards), or (ii) by the recipient for “good reason” (as such term is defined in the performance share awards), then the unvested performance shares that were converted to a time-based vesting schedule as discussed above will fully vest.

The number of options or restricted stock units our Compensation Committee grants to each executive and the vesting schedule for each grant is determined based on the factors discussed above in “Overview of Compensation Program and Philosophy.” While the retention value of unvested equity awards is a factor in award determination, total potential equity ownership levels are not otherwise a factor.

In fiscal 2009, in consultation with Compensia and following review of the factors discussed above in “Overview of Compensation Program and Philosophy,” the Compensation Committee granted stock options and restricted stock units to Atmel’s executive officers. These grants to the named executive officers are set forth below in the table entitled “Grants of Plan-Based Awards in 2009.” For fiscal 2009 annual grants, the Committee determined that a mix of stock option awards, vesting monthly over four years, and restricted stock unit awards, vesting quarterly over four years, with the mix of restricted stock units comprising a larger percentage of the mix than in past years, was appropriate and would provide an appropriate mix of motivation and retention incentives.

Other Benefit Programs

Severance/Change of Control Benefits

In fiscal 2008, in consultation with Compensia, the Compensation Committee reviewed Atmel’s severance and change of control policies for executive officers and adopted the Change of Control and Severance Plan, which applies to Atmel’s executive officers (other than our Chief Executive Officer). The Change of Control and Severance Plan provides for certain payments to be made upon an executive officer’s termination without “cause,” or resignation for “good reason,” in connection with a “change of control,” as such terms are defined in the plan. The payments that may be made pursuant to the Change of Control and Severance Plan are described further below under the section entitled “Potential Payments Upon Termination or Change of Control.” In addition, the Compensation Committee determined that during the pendency of the temporary salary reduction program for executive officers described above under the section entitled “Base Salary,” immediately prior to any change of control, each executive affected by the temporary salary reductions would become entitled to receive the cumulative amount of that executive’s base salary that was not paid because of the temporary salary reductions. No such change of control occurred during the temporary salary reduction program. The Compensation Committee believes that adoption of the Change of Control and Severance Plan is, and adoption of the change of control provisions of the temporary salary reduction program was, in the best interests of Atmel’s stockholders and helps ensure the continued dedication and performance of Atmel’s officers.

Executive Deferred Compensation Plan

The Atmel Executive Deferred Compensation Plan (the “EDCP”) is a non-qualified U.S. deferred compensation plan allowing certain employees to defer a portion of their salary and bonus, thereby allowing the participating employee to defer taxation on such amounts. Participants are credited with deemed investment returns based on the allocation of their account balances among a range of mutual funds available for the deemed investment of amounts credited under the EDCP. Participants remain general creditors of Atmel. Distributions from the plan generally commence in the quarter following a participant’s retirement or termination of employment. Atmel accounts for the EDCP in accordance with Accounting Standards Codification 710 (“ASC 710”). In accordance with ASC 710, the liability associated with the other diversified assets is being marked to market with the offset being recorded as compensation expense, primarily selling, general and administrative expense, to the extent there is an increase in the value, or a reduction of operating expense, primarily selling, general and administrative expense, to the extent there is a decrease in value. The other diversified assets are marked to market with the offset being recorded as other income (expense), net.

The EDCP is offered to higher level U.S. employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Tax Deferred Savings Plan (the “401(k) Plan”). Further, Atmel offers the EDCP as a competitive practice to enable it to attract and retain top talent. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefit provided by the EDCP is not typically taken into account in determining an executive’s overall compensation package for a particular year.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In addition to the EDCP, Atmel maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Atmel does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries other than the United States for legal or competitive reasons.

In fiscal 2009, the executive officers were eligible to receive health care coverage that is generally available to other Atmel employees. In addition, Atmel offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs are intended to allow Atmel to remain competitive in retaining employee talent, and Atmel believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Atmel. The main objectives of Atmel’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Stock Ownership Guidelines and Certain Trading Restrictions

Pursuant to our Corporate Governance Principles, stock ownership for our directors and executive officers is encouraged. In addition, our executive officers and certain other individuals subject to our Insider Trading Policy are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative transactions with respect to Atmel’s securities. This prohibition extends to hedging or similar transactions designed to decrease the risks associated with holding Atmel securities.

Accounting and Tax Considerations

Atmel has considered the potential impacts of the excise taxes under Sections 280G and 409A of the Code and has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to these Sections. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of Atmel that exceeds certain limits, and that Atmel or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Atmel structured the EDCP and structures its equity awards and other compensation programs in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, Atmel also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Atmel generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). All of the stock options granted to our executive officers are intended to qualify as performance-based compensation under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

We adopted Accounting Standards Codification 718 (“ASC 718”) effective January 1, 2006. ASC 718 requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest will be recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2009 required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Jack L. Saltich (Chairman)
Charles Carinalli
Papken Der Torossian
David Sugishita

Compensation Practices and Risk

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation vehicles provide a balance of long and short-term incentives with fixed and variable components.

•	We grant equity based awards with time based vesting and performance based vesting, both of which encourage participants to look to long-term appreciation in equity values.

•	The metrics used to determine the amount of an executive’s bonus under the 2009 Bonus Plan included Company-wide metrics, and for certain employees, business unit-wide metrics, which we believe promote long-term value. In addition, a participant’s overall bonus cannot exceed two times the target amount, no matter how much financial performance exceeds the metrics established at the beginning of the year.

•	Our Compensation Committee retains discretion to modify or to eliminate incentive bonuses that would otherwise be payable based on actual financial performance under our 2009 Bonus Plan.

•	Our system of internal control over financial reporting, standards of business conduct, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our 2009 Bonus Plan.

The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time to time to ensure that compensation levels remain competitive.

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2009 (our “named executive officers”). No disclosure is provided for 2007 or 2008 for those persons who were not named executive officers in 2007 and 2008.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)(a)	($)(1)(b)	($)(2)	($)(3)	($)

Steven Laub	2009	686,760	—		4,551,579	1,288,487	790,391	18,823	7,336,040
President and Chief	2008	762,115	—		11,757,115	3,428,723	860,578	29,075	16,837,606
Executive Officer	2007	706,731	—		5,356,765	1,796,390	968,333	25,714	8,853,933
Stephen Cumming(4)	2009	319,871	—		549,358	163,381	193,200	16,346	1,242,156
Vice President, Finance and Chief Financial Officer	2008	172,500	—		1,589,401	670,963	106,438	28,033	2,567,335
Walt Lifsey	2009	468,365	10,000	(5)	1,216,037	341,507	328,125	13,247	2,377,281
Executive Vice President, Operations	2008	489,423	—		2,746,085	412,717	365,389	23,041	4,036,655
Tsung-Ching Wu	2009	476,983	—		1,207,910	341,507	310,294	20,762	2,357,456
Executive Vice President,	2008	516,215	—		2,552,838	211,643	348,243	29,574	3,658,513
Office of the President	2007	479,577	—		—	740,729	428,563	25,684	1,674,553
Rod Erin	2009	332,471	—		746,880	217,842	180,810	14,849	1,492,852
Vice President, RFA and Non-Volatile Memory Segments	2008	339,423	—		2,021,497	158,732	172,309	22,926	2,714,887

(1)(a)	Stock awards consist only of restricted stock units. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead the dollar value of the awards shown in this column is the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC 718 for the years ended December 31, 2007, 2008 and 2009, but excluding any estimate of future forfeitures related to service-based vesting conditions for performance restricted stock units only. The valuation of these awards is set forth in the Notes to Consolidated Financial Statements in our fiscal 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(1)(b)	Option awards consist only of stock options. Amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead the dollar value of the awards shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC 718 for the years ended December 31, 2007, 2008 and 2009. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(2)	The amounts under Non-Equity Incentive Plan Compensation reflect bonuses granted pursuant to the executive bonus plans adopted by the Compensation Committee on May 28, 2009 (the “2009 Bonus Plan”), May 14, 2008 (the “2008 Bonus Plan”) and August 27, 2007 (the “2007 Bonus Plan”). Amounts paid under the 2009 Bonus Plan, 2008 Bonus Plan and 2007 Bonus Plan were paid in fiscal 2010, fiscal 2009 and fiscal 2008, respectively. For amounts payable under the 2008 Bonus Plan, half of the amount was paid as a cash bonus during fiscal 2009 and half was paid in fully-vested restricted stock units issued in fiscal 2009. The amounts paid under the 2009 Bonus Plan and the 2007 Bonus Plan were paid in cash. For more information regarding the 2009 Bonus Plan, see “Grant of Plan-Based Awards in 2009” below.

(3)	The value and components of perquisites and other personal benefits for each of the named executive officers for fiscal 2009 are set forth below in the “All Other Compensation for Fiscal Year 2009” table.

(4)	Mr. Cumming joined Atmel as Vice President, Finance and Chief Financial Officer in July 2008 at a salary of $345,000 per year.

(5)	This bonus was payable in recognition for performance on a corporate project.

All Other Compensation for Fiscal Year 2009

			Short Term	Long Term
	Health	Life	Disability	Disability
	Insurance	Insurance	Insurance	Insurance	Other	Total
Name	($)	($)	($)	($)	($)(1)	($)

Steven Laub	14,039	1,380	323	459	2,622	18,823
Stephen Cumming	14,039	886	323	459	639	16,346
Walt Lifsey	8,751	1,283	323	459	2,431	13,247
Tsung-Ching Wu	14,039	1,307	323	459	4,634	20,762
Rod Erin	8,751	622	323	459	4,694	14,849

(1)	Premium for excess group term life insurance.

Please see the section entitled “Base Salary” in the Compensation Discussion and Analysis included in this Proxy Statement for a description of the actions taken by the Compensation Committee with respect to salaries of our named executive officers for fiscal 2010.

For a description of the Company’s process for determining the payment of non-equity incentive compensation to the Company’s executive officers, please see the section entitled “Incentive Bonuses” in the Compensation Discussion and Analysis included in this Proxy Statement.

For a description of the Company’s practices with respect to perquisites and personal benefits provided to our executive officers, please see the section entitled “Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs” in the Compensation Discussion and Analysis included in this Proxy Statement.

From time to time, we enter into agreements with our executive officers. For a description of the material terms of employment agreements and severance and change of control arrangements with our named executive officers, please see the section entitled “Potential Payments Upon Termination or Change of Control” included in this Proxy Statement.

Grants of Plan-Based Awards in 2009

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2009 under any plan.

						All Other		All Other
		Date of				Stock Awards:		Option Awards:	Exercise	Grant Date
		Board	Estimated Possible Payouts			Number of		Number of	or Base	Fair Value
		Action to	Under Non-Equity Incentive			Shares of		Securities	Price of	of Stock
		Grant the	Plan Awards(1)			Stock or		Underlying	Option	and Option
	Grant	Award (if	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	Different)	($)	($)	($)	(#)		(#)	($)	($)(5)

Steven Laub	—	—	0	943,750	1,887,500	—		—	—	—
	3/9/09	—	—	—	—	139,704	(2)	—	—	407,956
	9/14/09	—	—	—	—	1,004,701	(3)	—	—	4,143,623
	9/15/09	9/14/09	—	—	—	—		594,454 (4)	4.43	1,288,487
Stephen Cumming	—	—	0	241,500	483,000	—		—	—	—
	3/9/09	—	—	—	—	17,279	(2)	—	—	50,457
	9/14/09	—	—	—	—	120,968	(3)	—	—	498,900
	9/15/09	9/14/09	—	—	—	—		75,377 (4)	4.43	163,381
Walt Lifsey	—	—	0	375,000	750,000	—		—	—	—
	3/9/09	—	—	—	—	59,316	(2)	—	—	173,211
	9/14/09	—	—	—	—	252,853	(3)	—	—	1,042,825
	9/15/09	9/14/09	—	—	—	—		157,557 (4)	4.43	341,507
Tsung-Ching Wu	—	—	0	381,900	763,800	—		—	—	—
	3/9/09	—	—	—	—	56,533	(2)	—	—	165,085
	9/14/09	—	—	—	—	252,853	(3)	—	—	1,042,825
	9/15/09	9/14/09	—	—	—	—		157,557 (4)	4.43	341,507
Rod Erin	—	—	0	210,000	420,000	—		—	—	—
	3/9/09	—	—	—	—	27,972	(2)	—	—	81,682
	9/14/09	—	—	—	—	161,290	(3)	—	—	665,198
	9/15/09	9/14/09	—	—	—	—		100,503 (4)	4.43	217,842

(1)	Reflects the minimum, target and maximum payment amounts that named executive officers may receive under the 2009 Bonus Plan, depending on performance against the metrics described in further detail in the “Compensation Discussion and Analysis — Incentive Bonuses” section above. The amounts range from zero (if the minimum level for financial performance and individual goals are not achieved) to a cap based on a certain percentage of the individual’s base salary. The actual payout is determined by the Compensation Committee by multiplying (a) the percentage completion of the executive’s goals times (b) the sum of the amounts calculated by applying the multipliers of the performance objectives to the performance objectives. Payouts under the 2009 Bonus Plan may be zero depending on Atmel’s performance against the Company and business unit performance objectives and the executive’s performance against individual performance objectives. Based on the parameters of the 2009 Bonus Plan, payouts are determined by the Compensation Committee. The applicable cap for each of the named executive officers was 200%. The actual bonus amounts were determined by the Compensation Committee in March 2010 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For each named executive officer, the amounts were paid as a cash bonus during fiscal 2010, as follows:

Fiscal 2009
Bonus Awards
($)

Steven Laub	790,391
Stephen Cumming	193,200
Walt Lifsey	328,125
Tsung-Ching Wu	310,294
Rod Erin	180,810

(2)	Reflects restricted stock units granted pursuant to the 2005 Stock Plan. Each restricted stock unit represents a contingent right to receive one share of Atmel’s Common Stock. These shares were fully vested on March 9, 2009 as partial payment for a bonus for the 2008 fiscal year.

(3)	Reflects restricted stock units granted pursuant to the 2005 Stock Plan. Each restricted stock unit represents a contingent right to receive one share of Atmel’s Common Stock. 6.25% vest each quarter such that 100% of the shares subject to the option will be fully vested and exercisable on August 15, 2013.

(4)	Reflects options to purchase common stock granted pursuant to the 2005 Stock Plan. Shares subject to the option vest and become exercisable as follows: 2.0833% vest each month such that 100% of the shares subject to the option will be fully vested and exercisable on September 15, 2013.

(5)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC 718. See footnotes (1)(a) and (1)(b) to the “Summary Compensation Table” for a description of the assumptions used in the valuation of these awards under FASB ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table presents information concerning unexercised options and stock that has not vested as of the end of fiscal 2009 for each named executive officer.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
								Market	Number of	Payout Value
							Number of	Value of	Unearned	of Unearned
							Shares or	Shares or	Shares, Units	Shares, Units
							Units of	Units of	or Other	or Other
			Number of		Option		Stock That	Stock That	Rights That	Rights That
			Securities Underlying		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Grant		Unexercised Options (#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Date(1)		Exercisable	Unexercisable	($)	Date	(#)(7)	($)(5)	(#)(15)	($)(16)

Steven Laub	2/10/06		47,917	2,083	4.78	2/10/16	—	—	—	—
	8/7/06	(2)	1,208,333	241,667	4.89	8/7/16	—	—	—	—
	1/2/07	(6)	416,667	83,333	6.05	1/2/17	—	—	—	—
	7/11/07		—	—	—	—	187,500 (4)	864,375	—	—
	2/15/08	(10)	583,333	416,667	3.32	2/15/18	—	—	—	—
	2/15/08		—	—	—	—	250,000 (8)	1,152,500	—	—
	8/15/08	(3)	286,667	573,333	4.20	8/15/18	—	—	—	—
	8/15/08		—	—	—	—	322,500	1,486,725	—	—
	8/15/08		—	—	—	—	—	—	2,150,000	2,477,875
	9/14/09		—	—	—	—	941,907 (9)	4,342,191	—	—
	9/15/09	(3)	37,154	557,300	4.43	9/15/19	—	—	—	—
Stephen Cumming	7/15/08	(2)	141,667	258,333	3.32	7/15/18	—	—	—	—
	8/15/08		—	—	—	—	—	—	357,000	411,443
	8/15/08		—	—	—	—	22,500	103,725	—	—
	10/27/08		—	—	—	—	—	—	18,000	20,745
	9/14/09		—	—	—	—	113,407 (9)	522,806	—	—
	9/15/09	(3)	4,711	70,666	4.43	9/15/19	—	—	—	—
Walt Lifsey	12/15/06	(2)	375,000	125,000	6.28	12/15/16	—	—	—	—
	8/15/07	(3)	87,500	62,500	4.74	8/15/17	—	—	—	—
	2/15/08	(3)	57,292	67,708	3.32	2/15/18	—	—	—	—
	2/15/08		—	—	—	—	45,000	207,450	—	—
	8/15/08	(3)	33,333	66,667	4.20	8/15/18	—	—	—	—
	8/15/08		—	—	—	—	112,500	518,625	—	—
	8/15/08		—	—	—	—	—	—	476,000	548,590
	10/27/08		—	—	—	—	—	—	24,000	27,660
	9/14/09		—	—	—	—	237,050 (9)	1,092,801	—	—
	9/15/09	(3)	9,848	147,709	4.43	9/15/19	—	—	—	—

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
								Market	Number of	Payout Value
							Number of	Value of	Unearned	of Unearned
							Shares or	Shares or	Shares, Units	Shares, Units
							Units of	Units of	or Other	or Other
			Number of		Option		Stock That	Stock That	Rights That	Rights That
			Securities Underlying		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Grant		Unexercised Options (#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Date(1)		Exercisable	Unexercisable	($)	Date	(#)(7)	($)(5)	(#)(15)	($)(16)

Tsung-Ching Wu	2/15/02	(11)	70,833	—	7.69	2/15/12	—	—	—	—
	11/15/02		100,000	—	2.11	11/15/12	—	—	—	—
	12/19/03	(12)	25,000	—	5.75	12/19/13	—	—	—	—
	2/11/05		100,000	—	3.29	2/11/15	—	—	—	—
	9/6/06	(3)	243,750	56,250	5.73	9/6/16	—	—	—	—
	8/15/07	(3)	175,000	125,000	4.74	8/15/17	—	—	—	—
	8/15/08	(3)	33,333	66,667	4.20	8/15/18	—	—	—	—
	8/15/08		—	—	—	—	112,500	518,625	—	—
	8/15/08		—	—	—	—	—	—	476,000	548,590
	10/27/08		—	—	—	—	—	—	24,000	27,660
	9/14/09		—	—	—	—	237,050 (9)	1,092,801	—	—
	9/15/09	(3)	9,848	147,709	4.43	9/15/19	—	—	—	—
Rod Erin	11/17/00		6,000	—	12.125	11/17/10	—	—	—	—
	12/14/01		4,000	—	8.02	12/14/11	—	—	—	—
	12/19/03	(13)	2,500	—	5.75	12/19/13	—	—	—	—
	12/19/03	(14)	—	7,500	5.75	12/31/11	—	—	—	—
	2/11/05		10,000	—	3.29	2/11/15	—	—	—	—
	7/15/05		100,000	—	2.66	7/15/15	—	—	—	—
	9/6/06	(3)	81,250	18,750	5.73	9/6/16	—	—	—	—
	8/6/07	(3)	43,750	31,250	4.92	8/6/17	—	—	—	—
	8/15/07	(3)	43,750	31,250	4.74	8/15/17	—	—	—	—
	5/15/08		—	—	—	—	18,750	86,438	—	—
	8/15/08	(3)	25,000	50,000	4.20	8/15/18	—		—	—
	8/15/08		—	—	—	—	—	—	357,000	411,443
	8/15/08		—	—	—	—	84,375	388,969	—	—
	10/27/08		—	—	—	—	—	—	18,000	20,745
	9/14/09		—	—	—	—	151,209 (9)	697,073	—	—
	9/15/09	(3)	6,282	94,221	4.43	9/15/19	—	—	—	—

(1)	Unless otherwise indicated, all unvested options granted to named executive officers vest and become exercisable over a four-year period as follows: 12.5% six months after the grant date and 2.0833% each month thereafter until fully vested. In each case, vesting is subject to the named executive officer being a service provider, as defined in the 2005 Stock Plan, on the applicable vesting date.

(2)	This option vests 25% on the first anniversary of the grant date and then 2.0833% per month thereafter.

(3)	This option vests 2.0833% per month until fully vested.

(4)	These restricted stock units vest 25% on August 7, 2007 and then 6.25% per quarter thereafter.

(5)	Market value of unvested restricted stock units based on the last reported sales price of our common stock on the NASDAQ Global Select Market of $4.61 per share on December 31, 2009.

(6)	This option vests as to 25% of the shares on August 7, 2007 and the remaining shares vest monthly thereafter, such that 100% of the shares subject to the option will be fully vested on August 7, 2010.

(7)	Unless otherwise indicated, all restricted stock units granted to named executive officers vest 25% annually over the first four (4) anniversaries of the date of grant.

(8)	These restricted stock units vest 25% on each of August 15, 2008, 2009, 2010 and 2011.

(9)	These restricted stock units vest 6.25% per quarter until fully vested.

(10)	This option vests as to 12.5% of the shares on February 15, 2008 and the remaining shares vest monthly thereafter, such that 100% of the shares subject to the option will be fully vested on August 15, 2011.

(11)	This option vests 18% six months after the grant date and an additional 2.9% per month thereafter until fully vested on December 15, 2004.

(12)	This option vests as to 50% of the shares on June 19, 2004 and the remaining shares vest on December 19, 2004.

(13)	This option vests as to 50% of the shares on June 19, 2004 and the remaining shares vest monthly thereafter, such that 100% of the shares subject to the option will be fully vested on December 19, 2004.

(14)	This option vests fully on December 19, 2007 and becomes exercisable on January 1, 2011 (or if earlier, on termination of employment).

(15)	Reflects share amounts that named executive officers may receive under performance restricted stock units granted during fiscal 2008, depending on performance against the metrics described in further detail in the “Compensation Discussion and Analysis — Long-Term Incentive Compensation” section above. The amounts that may be received range from zero (if a minimum level for financial performance is not achieved) to twenty-five percent (25%) of the maximum amount (if a minimum level for financial performance is achieved) to 100% of the maximum amount (if a maximum level for financial performance is achieved), with increasing amounts of performance between the minimum level and maximum level for financial performance resulting in increased shares received. The actual payout, if any, will be determined by the Compensation Committee.

(16)	Pursuant to SEC regulations, the payout value reported in this column reflects the market value of the minimum number of shares that would potentially be awarded upon the achievement of performance goals, based on the last reported sales price of our common stock on the NASDAQ Global Select Market of $4.61 per share on December 31, 2009. These amounts do not correspond to the actual value that will be recognized by the named executive officers, if any.

Option Exercises and Stock Vested at 2009 Fiscal Year End

The following table provides information with respect to stock vested during fiscal 2009 for each named executive officer (no named executive officer exercised options during fiscal 2009):

	Stock Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Vesting
Name	Vesting	($)(1)

Steven Laub	684,998	2,561,605
Stephen Cumming	32,340	113,507
Walt Lifsey	127,619	448,407
Tsung-Ching Wu	109,836	385,460
Rod Erin	72,428	259,842

(1)	Market value of shares on date of vesting based on the last reported sales price of our common stock on the NASDAQ Global Select Market on the dates of vesting, provided that if the date or dates of vesting do not fall on a trading day then the market value of shares is based on the average of the last reported sales price of our common stock on the NASDAQ Global Select Market on the immediately following and preceding trading days.

Potential Payments Upon Termination or Change of Control

2005 Stock Plan

Pursuant to the terms of the Company’s 2005 Stock Plan, in the event of a merger of the Company into another corporation or the sale of substantially all of the assets of the Company, each outstanding award shall be assumed, or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares that would not otherwise be vested or exercisable. All restrictions on restricted stock will lapse, and, all performance goals or other vesting criteria will be deemed achieved at target level, with respect to restricted stock units.

The following table sets forth the estimated benefit to the named executive officers in the event a successor corporation had refused to assume or substitute for the named executive officer’s outstanding equity awards, assuming the date of the triggering event was December 31, 2009.

Estimated Benefits
Name	($)(1)

Steven Laub	18,630,172
Stephen Cumming	2,701,251
Walt Lifsey	4,265,140
Tsung-Ching Wu	3,970,347
Rod Erin	2,938,690

(1)	Based on the aggregate market value of unvested option grants and restricted stock units and assuming that the triggering event took place on the last business day of fiscal 2009 (December 31, 2009), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($4.61). Aggregate market value for options is computed by multiplying (i) the difference between $4.61 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2009. Aggregate market value for restricted stock units is computed by multiplying (i) $4.61 by (ii) the number of shares underlying unvested restricted stock units at December 31, 2009. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Temporary Salary Reduction Program

As discussed above in the “Compensation Discussion and Analysis” section, in February 2009, the Compensation Committee approved a temporary salary reduction for executive officers, pursuant to which Mr. Laub’s salary was reduced by ten percent (10%) and the salaries of Atmel’s other executive officers were reduced by seven percent (7%). The temporary salary reductions were in effect from February 1, 2009 to December 31, 2009. In addition, the Compensation Committee determined that during the pendency of this temporary salary reduction program, immediately prior to any change of control: (i) the temporary salary reductions would end and the base salaries of affected executives would return to the base salary levels in effect immediately prior to the implementation of the temporary salary reductions and (ii) each executive affected by the temporary salary reduction would become entitled to receive the cumulative amount of that executive’s base salary that was not paid because of the temporary salary reduction.

The following table sets forth the amount of additional salary that would have been paid to the named executive officers in the event a change of control had occurred during the temporary salary reduction program, assuming the date of the triggering event was December 31, 2009.

Name	Estimated Payments ($)

Steven Laub	68,240
Stephen Cumming	21,828
Walt Lifsey	31,635
Tsung-Ching Wu	32,217
Rod Erin	22,144

Employment Agreement with Steven Laub and Performance Share Award

In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of the Company, Mr. Laub entered into an employment agreement with the Company dated as of August 6, 2006, as amended on March 13, 2007. On December 30, 2008, Mr. Laub entered into an amended and restated employment agreement with the Company, as amended on June 3, 2009 (the “Employment Agreement”). The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub (subject to Mr. Laub’s compliance with certain covenants, including a covenant not to compete with Atmel for a prescribed period) in the event that he is terminated without “cause” or that he resigns for “good reason,” including in connection with a “change of control,” as each such term is defined in the Employment Agreement.

If Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability, or Mr. Laub resigns for good reason, and such termination, death, disability or resignation is not in connection with a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for twenty-four (24) months and (B) one hundred percent (100%) of his target annual incentive; (ii) twelve (12) months of accelerated vesting with respect to his outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting in connection with certain terminations of employment); and (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to eighteen (18) months, payable when such premiums are due.

If Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability, or Mr. Laub resigns for good reason, in each case within three (3) months prior to or eighteen (18) months following a change of control, then Mr. Laub will receive: (i) a lump sum payment on the 96th day following termination of employment equal to (A) his base salary for thirty-six (36) months and (B) three hundred percent (300%) of his target annual incentive; (ii) accelerated vesting with respect to one hundred percent (100%) of his then outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Mr. Laub on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control); (iii) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to eighteen (18) months, payable when such premiums are due; and (iv) transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the change of control.

Pursuant to the terms of Mr. Laub’s performance share award, as amended on May 28, 2009, if Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability, or Mr. Laub resigns for good reason, and such termination, death, disability or resignation is not in connection with a change of control, Mr. Laub may receive accelerated vesting of his unvested performance shares as determined in accordance with the terms and conditions of the award. In addition, if a change of control occurs during the performance period, the performance period will be deemed to end immediately prior to the change of control and up to fifty percent (50%) of the maximum number of performance shares subject to the performance share award (or a lesser amount if Mr. Laub had previously vested in more than fifty percent (50%) of such maximum number) will convert to a time-based vesting schedule. Generally, performance shares that have not vested by the time of Mr. Laub’s termination of service with the Company will be forfeited. However, if Mr. Laub’s employment is terminated by the Company without cause or is due to death or disability or Mr. Laub resigns for good reason within three (3) months prior to or eighteen (18) months following a change of control, then all unvested performance shares that were converted to a time-based vesting schedule will fully vest.

The following table provides information concerning the estimated payments and benefits that would have been provided to Mr. Laub in the circumstances described above, assuming a termination date of December 31, 2009.

	Estimated Payments and Benefits(1)
	Involuntary Termination Other Than For Cause or Voluntary Termination for Good Reason
	Not in Connection with	In Connection with
	a Change of Control	a Change of Control
Type of Benefit	($)	($)

Salary(2)	1,510,000	2,265,000
Annual Incentive Bonuses	943,750	2,831,250
Employment Agreement Vesting Acceleration(3)	3,531,317	8,718,672
Performance Share Vesting Acceleration(4)	—	4,955,750
Reimbursement for Premiums Paid for Continued Health Benefits(5)	24,812	24,812

Total Termination Benefits:	6,009,879	18,795,484

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (December 31, 2009), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($4.61). The payments and benefits shown in connection with a change of control are estimated assuming that the executive does not use transitional outplacement benefits; amounts for any such benefits actually paid are not expected to be significant. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such an event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The Employment Agreement provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to Mr. Laub on an after-tax basis. Assuming a termination date of December 31, 2009, the Company believes that Mr. Laub would receive the full termination benefits set forth in his Employment Agreement.

(2)	Does not include amounts set forth above under “Temporary Salary Reduction Program.”

(3)	Reflects the aggregate market value of unvested option grants and restricted stock units (other than performance-based restricted stock units) that would become vested under the circumstances. Aggregate market value for such stock options is computed by multiplying (i) the difference between $4.61 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2009. Aggregate market value for such restricted stock units is computed by multiplying (i) $4.61 by (ii) the number of shares underlying unvested restricted stock units at December 31, 2009.

(4)	Reflects the aggregate market value of performance-based restricted stock units that would become vested under the circumstances. Aggregate market value for performance-based restricted stock units is computed by multiplying (i) $4.61 by (ii) the number of shares underlying such restricted stock units at December 31, 2009. Pursuant to the terms of Mr. Laub’s performance share award, Mr. Laub would not have received accelerated vesting of any performance shares on December 31, 2009 if, on such date, his employment had been terminated by the Company without cause or had been due to death or disability, or he had resigned for good reason, and such termination, death, disability or resignation was not in connection with a change of control.

(5)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for fiscal 2009.

Change of Control Severance Plan/Performance Share Award Agreements

The Compensation Committee of the Board has adopted a change of control severance plan (the “COC Plan”) in which the Company’s executive officers (other than the Company’s Chief Executive Officer) are eligible to participate, provided that each individual executes a participation agreement, waives his or her right to any severance provided under any other agreement or plan, and agrees to an amendment to any existing employment or other agreement pursuant to which such individual is entitled to severance benefits.

In accordance with the COC Plan, the named executive officers other than Mr. Laub (each, an “Eligible Participant”) will be entitled to receive the following severance benefits, contingent on such individual signing and not revoking a separation agreement and release of claims in favor of the Company and not soliciting any employee of the Company for a period of twelve (12) months:

•	In the event of a termination of employment without cause or due to death or disability that does not occur within a “change of control determination period,” an Eligible Participant will be entitled to receive:

•	A lump sum payment in cash equal to one hundred percent (100%) of the employee’s annual base salary, as in effect at the time of termination;

•	A lump sum payment in cash equal to the employee’s target incentive compensation for the year of termination, pro-rated to the date of termination; and

•	Twelve (12) months Company-paid COBRA coverage.

•	In the event of a termination of employment without cause, a resignation for good reason or a termination of employment due to death or disability, in each case within a “change of control determination period,” an Eligible Participant will be entitled to receive:

•	A lump sum payment in cash equal to one hundred percent (100%) of the employee’s annual base salary, as in effect at the time of termination;

•	A lump sum payment in cash equal to one hundred percent (100%) of the employee’s target incentive compensation for the year of termination;

•	A lump sum payment in cash equal to the employee’s target incentive compensation for the year of termination, pro-rated to the date of termination;

•	One hundred percent (100%) vesting acceleration of unvested equity awards outstanding on the later of the date of termination or the change of control, other than performance-based restricted stock unit awards or other awards that vest based on achievement of performance goals;

•	Twelve (12) months Company-paid COBRA coverage; and

•	Transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the change of control.

Under the COC Plan, “change of control determination period” means the time period beginning three (3) months before a change of control (as defined in the COC Plan) and ending 18 months following a change of control.

In fiscal 2008, the Compensation Committee of the Board approved the issuance of performance shares to the Company’s executive officers. If a change of control occurs during the performance period, the performance period will be deemed to end immediately prior to the change of control and the vesting of the performance shares subject to the performance share awards will convert to a time-based vesting schedule. The number of performance shares in which the executive officer will be entitled to vest in accordance with the time-based vesting schedule will equal up to fifty percent (50%) of the maximum number of performance shares subject to the performance share award, or a lesser amount if the executive officer had previously vested in more than fifty percent (50%) of such maximum number of performance shares. Generally, performance shares that have not vested by the time of an executive officer’s termination of service with the Company will be forfeited. However, if the executive’s employment is terminated by the Company without cause or is due to death or disability or the executive resigns for good reason within three (3) months prior to or 18 months following a change of control, then all unvested performance shares that were converted to a time-based vesting schedule will fully vest.

The following table provides information concerning the estimated payments and benefits that would have been provided to the following named executive officers in the circumstances described above, assuming a termination date of December 31, 2009.

		Estimated Payments and Benefits(1)
				Voluntary
		Involuntary Termination Other Than		Termination
		For Cause		for Good Reason
		Not in
		Connection	In Connection	In Connection
		With a	With a	With a
		Change of	Change of	Change of
Name	Type of Benefit	Control ($)	Control ($)	Control ($)

Stephen Cumming	Salary(2)	345,000	345,000	345,000
	Annual Incentive Bonus	241,500	483,000	483,000
	COC Plan Vesting Acceleration(3)	—	972,501	972,501
	Performance Share Vesting Acceleration(4)	—	864,375	864,375
	Continued Coverage of Employee Benefits(5)	16,541	16,541	16,541

	Total Termination Benefits:	603,041	2,681,417	2,681,417

Walter Lifsey	Salary(2)	500,000	500,000	500,000
	Annual Incentive Bonus	375,000	750,000	750,000
	COC Plan Vesting Acceleration(3)	—	1,960,140	1,960,140
	Performance Share Vesting Acceleration(4)	—	1,152,500	1,152,500
	Continued Coverage of Employee Benefits(5)	10,848	10,848	10,848

	Total Termination Benefits:	885,848	4,373,488	4,373,488

Tsung-Ching Wu	Salary(2)	509,200	509,200	509,200
	Annual Incentive Bonus	381,900	763,800	763,800
	COC Plan Vesting Acceleration(3)	—	1,665,347	1,665,347
	Performance Share Vesting Acceleration(4)	—	1,152,500	1,152,500
	Continued Coverage of Employee Benefits(5)	16,541	16,541	16,541

	Total Termination Benefits:	907,641	4,107,388	4,107,388

Rod Erin	Salary(2)	350,000	350,000	350,000
	Annual Incentive Bonus	210,000	420,000	420,000
	COC Plan Vesting Acceleration(3)	—	1,209,940	1,209,940
	Performance Share Vesting Acceleration(4)	—	864,375	864,375
	Continued Coverage of Employee Benefits(5)	10,848	10,848	10,848

	Total Termination Benefits:	570,848	2,855,163	2,855,163

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (December 31, 2009), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($4.61). The payments and benefits shown in connection with a change of control are estimated assuming that the executive does not use transitional outplacement benefits; amounts for any such benefits actually paid are not expected to be significant. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The COC Plan provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis.

(2)	Does not include amounts set forth above under “Temporary Salary Reduction Program.”

(3)	Reflects the aggregate market value of unvested option grants and restricted stock units (other than performance-based restricted stock units) that would become vested under the circumstances. Aggregate market value for such stock options is computed by multiplying (i) the difference between $4.61 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2009. Aggregate market value for such restricted stock units is computed by multiplying (i) $4.61 by (ii) the number of shares underlying unvested restricted stock units at December 31, 2009.

(4)	Reflects the aggregate market value of performance-based restricted stock units that would become vested under the circumstances. Aggregate market value for performance-based restricted stock units is computed by multiplying (i) $4.61 by (ii) the number of shares underlying such restricted stock units at December 31, 2009.

(5)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for fiscal 2009.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2009. Mr. Laub and Mr. Wu, who are our employees, do not receive additional compensation for their services as directors.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)(2)(3)	($)(1)(2)(3)	($)

Charles Carinalli	79,417	45,509	44,501	169,427
Papken Der Torossian	70,417	45,509	44,501	160,427
Dr. Edward Ross	63,417	45,509	44,501	153,427
Jack L. Saltich	89,417	45,509	44,501	179,427
David Sugishita	135,917	45,509	44,501	225,927

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the aggregate grant date fair value computed in accordance with FASB ASC 718. See footnotes (1)(a) and (1)(b) to the “Summary Compensation Table” for a description of the assumptions used in the valuation of these awards.

(2)	In fiscal 2009, Messrs. Carinalli, Der Torossian, Saltich and Sugishita and Dr. Ross each received the following option to purchase shares of our common stock, which vests and becomes exercisable over one year:

		Exercise Price	Grant Date
	Number of	Per Share	Fair Value
Grant Date	Shares	($)	($)

6/15/2009	22,500	3.93	44,501

In fiscal 2009, Messrs. Carinalli, Der Torossian, Saltich and Sugishita and Dr. Ross each received the following restricted stock unit award, which vests annually over three years:

		Grant Date
	Number of	Fair Value
Grant Date	Shares	($)

5/20/2009	12,500	45,509

(3)	As of December 31, 2009, the aggregate number of shares underlying options and restricted stock units outstanding for each of our non-employee directors was as follows:

	Aggregate	Aggregate
	Number of Shares	Number of Shares
Name	Underlying Options	Underlying RSUs

Charles Carinalli	62,500	27,500
Papken Der Torossian	95,000	28,183
Dr. Edward Ross	62,500	27,500
Jack L. Saltich	95,000	28,183
David Sugishita	155,000	20,833

Standard Director Compensation Arrangements

Cash Compensation

During fiscal 2009, each non-employee director received a cash retainer of $50,000 per year (reduced as described in the following paragraph), paid in installments, for service on the Board and its committees. The Non-executive chairman of the Board received a cash retainer of $25,000 per year. In addition, each non-employee director received $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended for each committee on which the non-employee director served. Also, non-employee directors who serve as committee chairs received an annual retainer for such service in the amount of $17,500 for the chair of the Audit Committee and $10,000 for the chair of other Board committees. Non-employee directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings and their out-of-pocket business expenses associated with service on the Board and its committees.

In April 2009, the Board approved changes to cash compensation to be paid to non-employee directors as follows: (i) the annual cash retainer paid to directors for service on the Board was temporarily reduced by ten percent (10%), effective February 1, 2009; (ii) the initial term of the temporary retainer reduction was from February 1, 2009 to June 30, 2009, with reviews at the end of the first and second quarters of fiscal 2009 to determine if the temporary retainer reduction should be continued; (iii) upon termination of the temporary retainer reduction, the annual retainer of directors will return to the level in effect immediately prior to the implementation of the temporary retainer reduction; (iv) immediately prior to any change of control of the Company, the temporary retainer reduction will end and the annual retainer of directors will return to the level in effect immediately prior to the implementation of the temporary retainer reduction; and (v) immediately prior to any change of control of the Company, each director will become entitled to receive the cumulative amount of that director’s annual retainer that was not paid because of the temporary retainer reduction. Such temporary reduction was continued through December 31, 2009. Effective January 1, 2010, the cash retainer paid to directors returned to the level in effect immediately prior to the temporary retainer reduction.

Equity Compensation

During fiscal 2009 and until the Annual Meeting of Stockholders in 2010, equity compensation is to be issued to directors as follows: upon joining the Board, non-employee directors will receive (i) a nonstatutory stock option for the purchase of 40,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, which will vest and become exercisable as to 12.5% of the shares on the 6 month anniversary of the pricing date and as to 1/48 each month thereafter until the 4th anniversary of the pricing date and (ii) 20,000 restricted stock units that will vest annually over 4 years from the effective date. Also, each year upon their re-election as directors of the Company at our annual meeting of stockholders and pursuant to Atmel’s equity compensation granting policy, non-employee directors are awarded (i) a nonstatutory stock option for the purchase of 22,500 shares of our common stock which will vest and become exercisable monthly over one year from the pricing date and (ii) 12,500 restricted stock units that will vest annually over 3 years from the effective date.

Effective as of the date of the Annual Meeting of Stockholders in 2010, a director’s initial nonstatutory stock option will decrease to 24,000 shares (from 40,000 shares) and the restricted stock units will increase to 37,000 shares (from 20,000 shares); for subsequent grants, the nonstatutory stock option will decrease to 16,500 shares (from 22,500 shares) and the restricted stock units will increase to 26,000 shares (from 12,500 shares). Vesting schedules for these awards will be unchanged.

All outstanding, unvested equity awards (e.g., options and restricted stock units) held by non-employee members of the Board shall vest 100% upon a change of control of the Company.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Atmel’s equity compensation plans as of December 31, 2009 (share amounts in thousands).

(c)
Number of Securities
	(a)		(b)	Remaining Available
	Number of Securities to		Weighted-Average	for Future Issuance Under
	be Issued Upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a)
Plan Category	(#)		($)	(#)

Equity compensation plans approved by security holders	42,872	(1)(2)	4.38 (3)	33,229 (4)
Equity compensation plans not approved by security holders	—		—	—

Total	42,872		4.38	33,229

(1)	Includes options to purchase shares outstanding under the 2005 Stock Plan.

(2)	Includes 24,044 restricted stock units granted under our 2005 Stock Plan that had not vested as of such date.

(3)	This weighted-average exercise price does not include outstanding restricted stock units.

(4)	Consists of 28,478 shares available for future issuance under our 2005 Stock Plan (for options, restricted stock units and performance-based restricted stock units) and 4,751 shares available for future issuance under our 1991 Employee Stock Purchase Plan. Pursuant to our 2005 Stock Plan, each share subject to restricted stock, restricted stock units (including performance shares) and stock purchase rights granted on or after May 14, 2008 is counted as one-and-78/100 (1.78) shares against the shares available for grant under the 2005 Stock Plan.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 15, 2010 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors, nominees for director and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

	Common Stock	Approximate Percent
Beneficial Owner(1)	Beneficially Owned(2)	Beneficially Owned(2)

Janus Capital Management LLC(3)	60,231,642	13.1%
Putnam LLC(4)	28,530,377	6.2%
Blackrock, Inc.(5)	26,142,067	5.7%
FMR LLC(6)	24,938,934	5.4%
Steven Laub(7)	4,118,515	*
Stephen Cumming(8)	209,722	*
Tsung-Ching Wu(9)	8,650,191	1.9%
Walt Lifsey(10)	747,897	*
Rod Erin(11)	485,854	*
David Sugishita(12)	155,417	*
Charles Carinalli(13)	70,417	*
Dr. Edward Ross(14)	43,750	*
Papken Der Torossian(15)	118,142	*
Jack L. Saltich(16)	95,467	*
All directors and executive officers as a group (13 persons)(17)	15,257,023	3.3%

*	Less than one percent of the outstanding common stock

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Based on 459,277,332 shares outstanding on March 15, 2010. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options and restricted stock units held by that person that will be exercisable/vested within 60 days after March 15, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 60,231,642 shares as to which Janus Capital Management LLC has sole voting and dispositive power. Based on a Schedule 13G, Amendment No. 1 filed with the SEC on February 16, 2010. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(4)	Includes 673,244 shares as to which Putnam LLC has shared voting power and 28,530,377 shares as to which Putman LLC has shared dispositive power. Based on a Schedule 13G filed with the SEC on February 12, 2010. The address of Putnam LLC is One Post Office Square, Boston, MA 02109.

(5)	Includes 26,142,067 shares as to which Blackrock, Inc. and its affiliates have sole voting and dispositive power. Based on a Schedule 13G filed with the SEC on January 29, 2010 by Blackrock, Inc. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Includes 2,550,250 shares as to which FMR LLC has sole voting power and 24,938,934 shares as to which FMR LLC has sole dispositive power. Based on a Schedule 13G, Amendment No. 7 filed with the SEC on February 16, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(7)	Includes 1,066,198 shares owned directly. Also includes 2,989,817 shares issuable under stock options and 62,500 shares issuable under restricted stock units exercisable/vested within 60 days after March 15, 2010.

(8)	Includes 23,729 shares owned directly. Also includes 185,993 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(9)	Includes 7,557,544 shares owned directly, and 257,170 shares held in trust for Mr. Wu’s children, of which Mr. Wu and his wife are trustees. Also includes 835,477 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(10)	Includes 98,878 shares owned directly. Also includes 649,019 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(11)	Includes 124,217 shares owned directly. Also includes 361,637 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(12)	Includes 4,167 shares owned directly. Also includes 151,250 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(13)	Includes 5,000 shares owned directly, and 25,000 shares held in trust, of which Mr. Carinalli and his wife are the trustees. Also includes 40,417 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(14)	Includes 5,000 shares owned directly. Also includes 38,750 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(15)	Includes 36,517 shares held in trust, of which Mr. Der Torossian and his wife are the trustees, and 6,000 shares held by Mr. Der Torossian’s IRA. Also includes 75,625 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(16)	Includes 19,842 shares owned directly. Also includes 75,625 shares issuable under stock options exercisable within 60 days after March 15, 2010.

(17)	Includes 5,863,874 shares issuable under stock options and/or restricted stock units exercisable/vested within 60 days after March 15, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

There were no reportable related party transactions since the beginning of fiscal 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with except as follows: Atmel filed one late Form 4 for Mr. Laub, reporting the shares withheld for taxes upon the vesting of restricted stock units.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and Atmel’s internal accounting and financial controls. This purpose is more fully described in the charter of the Audit Committee which can be accessed on our web site at www.atmel.com/ir/governance.asp.

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm, (2) discussed with management and with PricewaterhouseCoopers LLP the evaluation of Atmel’s internal controls and the audit of the effectiveness of Atmel’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and (4) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

David Sugishita (Chairman)
Charles Carinalli
Jack L. Saltich

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: April 7, 2010
San Jose, California

Appendix A

ATMEL CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

1.  Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated Contributions (as defined in Section 2(j) below). The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.  Definitions.

(a)  “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)  “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)  “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g)  “Common Stock” means the common stock of the Company.

(h)  “Company” means Atmel Corporation, a Delaware corporation, or any successor thereto.

(i)  “Compensation” means all regular gross earnings, including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation, excluding only one-time, non-recurring payments, such as relocation bonuses, as determined by the Administrator.

(j)  “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(k)  “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(l)  “Director” means a member of the Board.

(m)  “Eligible Employee” means any individual who is a common law employee of the Company or a Designated Subsidiary. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for a particular Offering and for all options to be granted on such Enrollment Date under such Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), or (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), provided that any exclusion described in clause (i) or (ii) of this sentence is applied with respect to each Offering in a uniform manner to all similarly-situated Employees who otherwise would be Eligible Employees for that Offering.

(n)  “Employer” means the employer of the applicable Eligible Employee(s).

(o)  “Enrollment Date” means the first Trading Day of each Offering Period.

(p)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(q)  “Exercise Date” means the last Trading Day of each Purchase Period.

(r)  “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the closing price of the Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market (or on the last preceding Trading Day for which such quotation exists if the date of determination is not a Trading Day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(s)  “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(t)  “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of this Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(u)  “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 15 and August 15 of each year and terminating on the last Trading Day in the periods ending six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(v)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w)  “Participant” means an Eligible Employee that participates in the Plan.

(x)  “Plan” means this Atmel Corporation 2010 Employee Stock Purchase Plan.

(y)  “Purchase Period” means the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.

(z)  “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20.

(aa) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(bb) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3.  Eligibility.

(a)  Offering Periods.  Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5. Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(b)  Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.  Offering Periods.  The Plan will be implemented through Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.  Participation.  An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.  Contributions.

(a)  At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding ten percent (10%) and not less than two percent (2%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date or within eight (8) days prior thereto, a Participant will have any payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. The Administrator, in its sole discretion, may permit Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means and/or change the maximum and minimum percentages of Compensation that may be contributed to the Plan for that Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)  Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, except as provided in Section 6(a) and 6(d) and subject to earlier termination by the Participant as provided in Section 10.

(c)  All Contributions made for a Participant will be credited to his or her account under the Plan and payroll deductions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d)  A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her Contributions during the Offering Period by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). Any elections under the Plan shall be effective only if made in accordance with such procedures as the Administrator may establish from time to time. For example, but not by way of limitation, the Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period, establish different deadlines for making elections and/or rules for when Contributions will be included in a particular Offering Period, and/or establish such other conditions or limitations as it deems appropriate for Plan administration.

(e)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)  At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.  Grant of Option.  On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than fifteen thousand (15,000) shares of the Company’s Common Stock (or such other limit as the Administrator may establish from time to time). The Eligible Employee may accept the grant of such option with respect to an Offering Period by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.  Exercise of Option.

(a)  Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be returned to the Participant. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)  If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.  Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.  Withdrawal.

(a)  A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan by submitting a withdrawal notice in the form and manner and in accordance with such procedures as the Administrator may specify from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after the notice of withdrawal becomes effective and if timely, such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)  A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment.  Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.

12. Interest.  No interest will accrue on the Contributions of a participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a)  Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 25 million shares of Common Stock.

(b)  Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)  Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

14. Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S.). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making and crediting of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, making of elections and election procedures, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a)  If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)  Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)  All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Transferability.  Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds.  The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports.  Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)  Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 13.

(b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)  Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a)  The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b)  Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)  In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting or other consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)  amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)  altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)  shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)  reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)  reducing the number of shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participant.

21. Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.  The Company will not be required to issue any shares of Common Stock under the Plan unless all the following conditions are satisfied: (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of exercise as the Administrator may establish from time to time for reasons of administrative convenience. If the Administrator determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Administrator may return all contributions (without interest except as may be required by law) and no shares will be purchased under the Plan.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Code Section 409A.  The Plan is exempt from the application of Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

26. Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

	CONTROL # →	000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors recommends you vote FOR the following proposal (s):

1. Election of Directors	For	Against	Abstain

01. Steven Laub	☐	☐	☐

02. Tsung-Ching Wu	☐	☐	☐

03. David Sugishita	☐	☐	☐

04. Papken Der Torossian	☐	☐	☐

05. Jack L. Saltich	☐	☐	☐

06. Charles Carinalli	☐	☐	☐

07. Dr. Edward Ross	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal (s):	For	Against	Abstain

2. To approve the Atmel Corporation 2010 Employee Stock Purchase Plan and the reservation of 25,000,000 shares of common stock for issuance thereunder.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	For	Against	Abstain

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

ATMEL CORPORATION Annual Meeting of Stockholders May 19, 2010 2:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder of ATMEL CORPORATION, a Delaware corporation, hereby appoints Steven Laub and Steve Ruskin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of ATMEL CORPORATION to be held on May 19, 2010 at 2:00 p.m., local time, at Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131 and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE